                                      EXHIBIT 11

                                CASTLE BANCGROUP, INC.
                          COMPUTATION OF PER SHARE EARNINGS

                                                                           9 MONTHS ENDED
                                                                            SEPTEMBER 30
                                                                           --------------

                                                                    1997                  1996
                                                                   ------                -------
         Net income applicable to common stock                $  1,866,784          $  1,608,224
                                                             -------------          -------------
                                                             -------------          -------------


         Weighted average common shares outstanding              2,077,795             2,064,420
         Weighted average common share equivalents (1)              17,118                 9,126
                                                             -------------          -------------
         Weighted average common shares and equivalents          2,094,913             2,073,546
                                                             -------------          -------------
                                                             -------------          -------------


         Net income per common share                                $  .89                 $  .78
                                                             -------------          -------------
                                                             -------------          -------------


(1) COMMON SHARE EQUIVALENTS RESULT FROM STOCK OPTIONS BEING TREATED AS IF THEY HAD BEEN EXERCISED AND ARE COMPUTED BY APPLICATION OF THE TREASURY STOCK METHOD.


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